Ex-99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Establishes Earnings Guidance for 2006 and Schedules Earnings Release and Conference Call

Rancho Cucamonga, Calif., January 31, 2006  -- Vineyard National Bancorp (the “Company”) (NASDAQ: VNBC) announced today that, continuing its annual practice, management of the Company has established an initial earnings estimate for the year ending December 31, 2006 with a range of $2.30 to $2.47 per diluted share. This range continues to be in line with management’s strategic expansion of earnings per share growth in excess of 20% per annum. Within each subsequent reporting period, management will update the range given the current economic and market factors.

This range takes into account the recent Treasury stock repurchases of common stock during the fourth quarter of 2005, and the impact of increasing market interest rates on the Company’s net interest income and net interest margin, and the ultimate impact upon the product lines that are offered in the Company’s communities.  The most recent series of market interest rate adjustments has positively affected the Company’s net interest margin during the fourth quarter of 2005, after experiencing minor compression during most of the year.

The Company believes it has sufficient capital and resources to effectively execute its growth strategies. The Company has an active $125.0 million shelf registration which will provide for increased flexibility for future capital issuances. The Company’s operating subsidiary, Vineyard Bank, continues to maintain capital ratios far in excess of those to be designated by its regulatory agencies as “well capitalized.”

Management has also reviewed the levels of investment made into the Company’s infrastructure in order to support its efforts, and believes that the increases already made in personnel, technology, facilities and marketing should be adequate to support its efforts as the Company enters the sixth year of its strategic plan. During the second half of 2005, and more specifically during the fourth quarter, the Company invested significant resources into seasoned relationship personnel, business development, marketing, and facilities.

Increases in these expenses are planned to be modest for most of 2006, with additional expenditures principally related to the expansion of its specialty lending efforts and commercial deposit and cash management generation abilities. The benefits derived from these personnel investments should become accretive toward the latter portion of the first quarter, with enhanced contributions commencing within the second quarter of 2006. The Company anticipates operating at an efficiency ratio within a range of 48% to 52% for 2006.

The Company launched several initiatives in the third and fourth quarters to broaden its core deposit and funding abilities. Together with the establishment of its newest banking centers in Irvine and San Diego, to be followed by Marin County in March 2006, the Company introduced remote image capture to its existing product offerings as well as expanded its cash management services. The Company anticipates increasing its percentage of lower-costing deposits within the coming year while growing its deposit base in a range of 25% to 35%. The majority of the increases in staffing during the past six months have been senior relationship personnel closely aligned with commercial banking and deposit generating expertise.

The Company principally operates its lending activities within the Inland Empire region of southern California, and the coastal communities of Los Angeles and Orange counties.  The Inland Empire region is one of the fastest growing areas in California driven by affordable housing, and commercial income property development.  Residential coastal construction continues to be supported by strong demand for high-end housing due to scarcity of product and regional wealth creation. Additional resources have also been deployed in expanding the Company’s business and entrepreneur banking services in order to better balance the overall lending activities.

The Company believes that an expansion of its earning asset base in a range of 25% to 35%, principally consisting of loans and maintaining the current loan portfolio composition, will enable the net interest income growth to achieve desired levels. Asset quality continues to remain very good, with the loan portfolio experiencing substantial liquidity within the construction sub-portfolios, and continuing strong demand within the income property sector.

A press release outlining the fourth quarter and year-end 2005 financial results will be distributed at 6:30 a.m. PST on February 2, 2006. The conference call will begin at 10:30 a.m. PST on February 2, 2006, and will last approximately thirty minutes. There will be a question-and-answer session following the presentation. The conference call is being webcast and will be accessible from the Company’s IR website at: www.vnbcstock.com.

Shareholders, analysts and other interested parties are invited to join the call by calling the number below and providing the following information:

Call in #: 800.706.7749
Participant code: 29588714
Conference Name: Vineyard National Bancorp
Speaker Name: Norman Morales, President and CEO
Date of Call: February 2, 2006
Time of Call: (10:30 a.m. PST) (1:30 p.m. EST)
Expected Duration: 30 minutes

As a continuing component to its Shareholders’ Relations Program, the Company has prepared a presentation describing its operating performance and strategies.  The presentation may be accessed at www.vnbcstock.com.

The Company operates Vineyard Bank (the “Bank”), a community bank principally located in the Inland Empire region of Southern California.  The Bank operates eleven full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irvine, Irwindale, Lake Arrowhead, La Verne, Manhattan Beach, and San Diego, in addition to loan production offices in Anaheim, Carlsbad and San Rafael.  Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations:
1260 Corona Pointe Court, Corona, California 92879  Tel: (951) 271-4232  Fax: (951) 278-0041, Email address: shareholderinfo@vineyardbank.com